UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 29, 2004

MAIN STREET BANKS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	000-25128	58-2104977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

676 Chastain Road Kennesaw, Georgia	30144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 422-2888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 29, 2004, Main Street Banks, Inc. (the “Company”), announced that it had filed a prospectus supplement with the SEC for a proposed offering of 1,500,000 shares of its common stock, plus up to 225,000 additional shares pursuant to a 30-day over-allotment option to the underwriters. A copy of the press release issued by the Company is filed herewith as Exhibit 99.1.

The supplemental information at Exhibit 99.2 contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities, as well as the amortization of intangibles and purchase accounting mark-to-market adjustments in the case of “cash basis” performance measures. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their effects on the Company’s performance are difficult to predict, management believes presentations of financial measures excluding the effects of these items provide supplemental information that is useful to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The information set forth above, including the exhibits attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in our filings under the Securities Act of 1933, except as shall be expressly set forth by specific references in such filings.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1 Press Release of Main Street Banks, Inc., dated November 29, 2004.

99.2 Supplemental Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Main Street Banks, Inc.

November 29, 2004

	By:	/s/ Edward C. Milligan
Edward C. Milligan
Chairman and Chief Executive Officer